Contact:
     Louis P. Meshon, Sr.     Norman M. Kranzdorf      Michael Cimini
     CV Reit, Inc.            Kranzco Realty Trust     Stern & Co.
     (610) 825-7100           (610) 941-9292           (212) 888-0044

For Immediate Release:

           CV REIT AND KRANZCO REALTY TRUST SIGN MERGER AGREEMENT
                  TO FORM NEW UPREIT, KRAMONT REALTY TRUST

    New Community Shopping Center REIT Will Have $800 Million Asset Base;
               Projected Kramont Distribution Policy Announced


     WEST PALM BEACH, FL/CONSHOHOCKEN, PA, December 13, 1999 - CV Reit, Inc. (NYSE:CVI), a shopping center real estate investment trust (REIT), and Kranzco Realty Trust (NYSE:KRT), a shopping center REIT, jointly announced that they signed a definitive merger agreement and reorganization plan to merge their operations to create a new community shopping center umbrella partnership real estate investment trust (UPREIT) to be called Kramont Realty Trust.

     Terms of the merger call for shareholders of CV Reit and Kranzco to receive one share of Kramont Realty Trust common stock for each outstanding share of CV Reit and Kranzco on a tax-free basis. The merger agreement is subject to approval by shareholders of both companies and other customary conditions.

     Louis P. Meshon, Sr., president and chief executive officer of CV Reit, will assume the same titles and responsibilities at the newly created Kramont Realty Trust with CV Reit to hold a majority of board seats. Norman M. Kranzdorf, president and chief executive officer of Kranzco, will assume the title of chairman of the board at Kramont, whose shares will trade on the New York Stock Exchange. Corporate headquarters will be located at the existing facilities of Montgomery CV Realty, L.P., in Plymouth Meeting, Pennsylvania.

     Kramont Realty Trust will consist of 84 properties encompassing approximately 11 million square feet in 16 states with an asset base of approximately $800 million. Major anchor tenants include supermarkets, discount stores and drug stores such as Albertson's, Wal-Mart, Kmart, Home Depot, CVS and Eckerd's.

     Noting CV Reit's occupancy rate of more than 98 percent, Meshon said, "We are excited about the tremendous potential for internal growth of this merger given CV Reit's expertise in successfully acquiring, retenanting and redeveloping properties combined with Kranzco's larger geographic market diversification and property base. Through aggressive leasing, renovation, upgrading and maintenance of properties, we expect to sharply increase Kranzco's 92 percent occupancy rate, while increasing the value and revenue stream from fully leased properties over the long term."

     Commenting on the merger agreement, Kranzdorf said, " Kramont shall seek to enhance shareholder value in a consolidating industry. Kramont will enable shareholders to participate in an excellent growth opportunity. The addition of CV Reit's management team and its existing properties, coupled with a diverse portfolio, creates an exceptional entity that will better serve the shareholders."

     The merger agreement anticipates that the initial distribution policy of Kramont will be paid at the annual rate of $1.30 per common share. As a result, the annual distributions to Kranzco shareholders will be equal to the current annual payout rate and CV Reit shareholders will receive distributions about 12 percent greater than the $1.16 per share current annual payout.

     Salomon Smith Barney acted as financial advisor to CV Reit and ING Barings was financial advisor to Kranzco.

     CV Reit and Kranzco are, and the newly created Kramont will be, self-administered, self-managed equity REITs, specializing in shopping center acquisition, leasing, development and management. CV Reit owns 22 income producing properties, aggregating approximately 2 million square feet, principally neighborhood shopping canters located in the Mid-Atlantic region and Florida. Kranzco owns 62 properties encompassing approximately 9 million square feet. Kramont will have 84 properties totaling approximately 11 million square feet in 16 states.

     Safe Harbor Statement: This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Certain forward-looking statements contained in this press release reflect management's current views as well as risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company. All forward-looking statements included in the press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.

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